Exhibit 99.1

Purple Innovation Reports Second Quarter 2024 Results

Lehi, Utah, August 5, 2024 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure™ Mattress,” today announced results for the second quarter ended June 30, 2024.

Second Quarter Financial Summary (Comparisons versus Second Quarter 2023)1

●	Net revenue increased 2.0% to $120.3 million compared to $117.9 million.
o	Wholesale revenue increased 7.2% and Direct-to-Consumer (DTC) revenue decreased 1.8%.
●	Gross margin increased to 40.7% compared to 30.1%.
●	Operating expenses were $63.5 million, or 52.8% of revenue compared to $75.7 million, or 64.3% of revenue.
●	Operating loss was $(14.5) million compared to an operating loss of $(40.3) million.
●	Net income was $0.0 million as compared to a net loss of $(40.5) million.

o	Adjusted net loss was $(13.8) million, or $(0.13) per diluted share as compared to adjusted net loss of $(23.9) million, or $(0.23) per diluted share.

●	EBITDA was $10.6 million compared to $(34.3) million.
o	Adjusted EBITDA was $(4.1) million compared to $(21.5) million.
●	Cash and cash equivalents were $23.4 million at June 30, 2024.

“Our second quarter results underscore the progress we’ve made enhancing the financial profile of the Company,” said Chief Executive Officer Rob DeMartini. “Even as industry trends further deteriorated and impacted demand, we exceeded our adjusted EBITDA plan thanks to a number of operational improvements and cost saving programs that drove a significant increase in gross margins on both a year-over-year and sequential basis. As we look forward, we remain on track for a return to profitability in the second half of the year and are confident that our Path to Premium Sleep strategy will continue to gain traction in the marketplace, allowing us to take share and deliver value to our shareholders.”

Second Quarter 2024 Review

Second quarter 2024 net revenue increased 2.0% to $120.3 million, compared to $117.9 million in the second quarter of 2023. This increase was primarily due to increased wholesale channel revenues driven by a significant increase in wholesale floor slots, along with the continued positive response to the Company’s new product lineup. By channel, wholesale revenue increased 7.2% and DTC revenue decreased 1.8%. DTC net revenues declined due to lower e-commerce revenue partially offset by growth in Purple retail showroom revenue driven by the addition of 4 showrooms over the previous 12 months, along with a product mix shift to higher priced product.

Gross margin for the second quarter 2024 increased to 40.7% compared to 30.1% in the year ago period. Excluding the liquidation of discontinued products and other costs associated with the new product launch in the second quarter of 2023, the increase in gross margins was primarily attributable to improved production efficiencies gained through the implementation of several commercial and supply chain actions over the past year.

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Operating expenses were $63.5 million, or 52.8% of net revenue for the second quarter of 2024 compared to $75.7 million, or 64.3% of net revenue in the year ago period. The reduction in operating expenses was largely driven by a $8.3 million decrease in general and administrative costs reflecting the non-recurrence of legal and professional fees incurred by the Board’s Special Committee in the second quarter of 2023, along with a $5.0 million decrease in marketing and sales expense. Advertising spend as a percentage of net revenues was 13.2% in the second quarter of 2024 compared to 17.0% in the second quarter of 2023.

Operating loss was $(14.5) million for the second quarter 2024 compared to $(40.3) million in the prior year period.

Net income was $0.0 million for the second quarter 2024 compared to a net loss of $(40.5) million in the year ago period. Adjusted net loss, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including a $18.7 million gain on the change in fair value of the warrant liability, was $(13.8)million, or $(0.13) per diluted share, compared to $(23.9) million, or $(0.23) per diluted share in the prior year period. Adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year and comparable prior year period.

EBITDA for the second quarter 2024 was $10.6 million compared to $(34.3) million in the second quarter 2023. Adjusted EBITDA was $(4.1) million compared to Adjusted EBITDA of $(21.5) million in the prior year period.

Balance Sheet

As of June 30, 2024, the Company had cash and cash equivalents of $23.4 million compared to $26.9 million as of December 31, 2023.

Inventories as of June 30, 2024 totaled $69.7 million, representing a decrease of 11.2% compared with June 30, 2023, and an increase of 4.2% compared with December 31, 2023.

2024 Outlook

Based on first half results, couple with ongoing industry-wide demand declines, the Company is amending its revenue outlook and reiterating its adjusted EBITDA outlook for 2024.

Purple now expects full year net revenue to be in the range of $490 to $510 million compared to its prior range of $540 million to $560 million. The Company still expects Adjusted EBITDA to be between $(20) million and $(10) million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, August 5, 2024 at 4:30 p.m. Eastern Time. To access the call dial (844) 825-9789 (domestic) or (412) 317-5180 (international). The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple’s GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 60 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2024, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the third quarter and full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except for par value)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$23,408	$26,857
Accounts receivable, net	32,083	37,802
Inventories	69,657	66,878
Prepaid expenses	5,368	8,536
Other current assets	886	1,737
Total current assets	131,402	141,810
Property and equipment, net	119,465	128,661
Operating lease right-of-use assets	90,509	95,767
Intangible assets, net	18,711	22,196
Other long-term assets	2,063	2,191
Total assets	$362,150	$390,625

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,452	$49,831
Accrued compensation	9,186	5,064
Customer prepayments	4,732	5,718
Accrued rebates and allowances	8,635	13,243
Accrued warranty liabilities – current portion	8,141	9,793
Operating lease obligations – current portion	15,122	14,843
Other current liabilities	8,736	12,490
Total current liabilities	92,004	110,982
Related party debt	46,235	—
Long-term debt, net of current portion	—	26,909
Accrued warranty liabilities, net of current portion	27,291	25,798
Operating lease obligations, net of current portion	102,217	109,094
Warrant liabilities	24,477	—
Other long-term liabilities	3,394	2,235
Total liabilities	295,618	275,018
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 107,503 issued and outstanding at June 30, 2024 and 105,507 issued and outstanding at December 31, 2023	11	11
Class B common stock; $0.0001 par value, 90,000 shares authorized; 205 issued and outstanding at June 30, 2024 and at December 31, 2023	—	—
Additional paid-in capital	592,541	591,380
Accumulated deficit	(526,159)	(475,969)
Total stockholders’ equity attributable to Purple Innovation, Inc.	66,393	115,422
Noncontrolling interest	139	185
Total stockholders’ equity	66,532	115,607
Total liabilities and stockholders’ equity	$362,150	$390,625

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues, net	$120,271	$117,882	$240,304	$224,609
Cost of revenues	71,331	82,408	149,644	148,557
Gross profit	48,940	35,474	90,660	76,052
Operating expenses:
Marketing and sales	41,377	46,379	82,839	84,552
General and administrative	18,117	26,437	37,845	50,104
Research and development	3,986	2,925	7,652	6,297
Total operating expenses	63,480	75,741	128,336	140,953
Operating loss	(14,540)	(40,267)	(37,676)	(64,901)
Other income (expense):
Interest expense	(4,161)	(352)	(8,635)	(554)
Other income, net	53	37	4,447	110
Loss on extinguishment of debt	—	—	(3,394)	(1,217)
Change in fair value – warrant liabilities	18,693	—	(4,906)	—
Total other income (expense), net	14,585	(315)	(12,488)	(1,661)
Net income (loss) before income taxes	45	(40,582)	(50,164)	(66,562)
Income tax benefit (expense)	(54)	(72)	(113)	(144)
Net income (loss)	(9)	(40,654)	(50,277)	(66,706)
Net loss attributable to noncontrolling interest	(36)	(167)	(87)	(286)
Net income (loss) attributable to Purple Innovation, Inc.	$27	$(40,487)	$(50,190)	$(66,420)

Net income (loss) per share:
Basic	$0.00	$(0.39)	$(0.47)	$(0.65)
Diluted	$(0.00)	$(0.39)	$(0.47)	$(0.65)

Weighted average common shares outstanding:
Basic	107,489	105,079	106,755	101,760
Diluted	107,779	105,079	106,755	101,760

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net loss	$(9)	$(40,654)	$(50,277)	$(66,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,439	6,007	12,821	12,890
Non-cash interest	1,809	416	3,372	686
Paid-in-kind interest	2,525	—	4,375	—
Loss on extinguishment of debt	—	—	3,394	1,217
Change in fair value – warrant liabilities	(18,693)	—	4,906	—
Stock-based compensation	825	1,661	1,317	2,853
Loss on disposal of property and equipment	—	—	112	—
Changes in operating assets and liabilities:
Accounts receivable	(4,341)	(8,657)	5,719	11,467
Inventories	2,371	9,423	(2,779)	(5,061)
Prepaid expenses and other assets	4,599	2,049	4,665	2,952
Operating leases, net	(1,131)	239	(1,340)	1,315
Accounts payable	(2,479)	2,081	(9,522)	3,304
Accrued compensation	(602)	(5,598)	4,122	(2,709)
Customer prepayments	738	2,624	(986)	1,025
Accrued rebates and allowances	109	2,845	(4,608)	(3,977)
Accrued warranty liabilities	(527)	3,165	(159)	5,063
Other accrued liabilities	(549)	(151)	(862)	(2,372)
Net cash used in operating activities	(8,916)	(24,550)	(25,730)	(38,053)

Cash flows from investing activities:
Purchase of property and equipment	(2,104)	(2,500)	(5,142)	(5,443)
Investment in intangible assets	(49)	(225)	(111)	(380)
Net cash used in investing activities	(2,153)	(2,725)	(5,253)	(5,823)

Cash flows from financing activities:
Payments on term loan	—	—	(25,000)	(24,656)
Payments on revolving line of credit	—	—	(5,000)	—
Proceeds from related party loan	—	—	61,000	—
Payments for debt issuance costs	—	—	(3,466)	(2,898)
Proceeds from stock offering	—	—	—	60,300
Payments for public offering costs	—	(201)	—	(3,301)
Proportional Representation Preferred Linked Stock redemption fee	—	(105)	—	(105)
Tax receivable agreement payments	—	—	—	(269)
Net cash provided by (used in) financing activities	—	(306)	27,534	29,071

Net decrease in cash	(11,069)	(27,581)	(3,449)	(14,805)
Cash, beginning of the period	34,477	54,530	26,857	41,754
Cash, end of the period	$23,408	$26,949	$23,408	$26,949

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, adjusted net income per diluted share and adjusted gross profit. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, Board special committee costs, executive interim and search costs, severance costs, vendor separation fee, showroom opening costs, new production facility start-up costs and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

GAAP net loss	$(9)	(40,654)	(50,277)	(66,706)
Interest expense	4,161	352	8,635	554
Income tax expense	54	72	113	144
Other income, net	(53)	(37)	(4,447)	(110)
Depreciation and amortization	6,439	6,007	12,821	12,890
EBITDA	10,592	(34,260)	(33,155)	(53,228)
Adjustments:
Change in fair value - warrant liability	(18,693)	—	4,906	—
Loss on extinguishment of debt	—	—	3,394	1,217
Stock-based compensation expense	829	1,661	1,321	2,853
Vendor separation fee	—	—	—	1,050
Loss on project write-off	1,355	—	1,355	—
Legal fees	87	1,395	924	2,745
Board special committee fees	—	8,298	—	14,160
Acquisition expenses	—	65	—	65
Executive interim and search costs	1,526	1,013	2,974	1,802
Severance costs	104	267	884	586
Showroom opening costs	57	39	58	96
Adjusted EBITDA	$(4,143)	$(21,522)	$(17,339)	$(28,654)

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net loss and adjusted net loss per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net loss and earnings per share, as calculated in accordance with GAAP. We believe adjusted net loss and adjusted net loss per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net loss and the computation of adjusted net loss per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(9)	$(40,654)	$(50,277)	$(66,706)
Income tax (benefit) expense, as reported	54	72	113	144
Loss on extinguishment of debt	—	—	3,394	1,217
Board special committee fees	—	8,298	—	14,160
Change in fair value – warrant liabilities	(18,693)	—	4,906	—
Adjusted net loss before income taxes	(18,648)	(32,284)	(41,864)	(51,185)
Adjusted income tax benefit(1)	4,830	8,362	10,843	13,257
Adjusted net loss	$(13,818)	$(23,922)	$(31,021)	$(37,928)

Adjusted net loss per share, diluted	$(0.13)	$(0.23)	$(0.29)	$(0.37)

Adjusted weighted-average shares outstanding, diluted(2)	107,779	105,079	106,755	102,188

(1)	Represents the estimated effective tax rate of 25.9% for the three and six months ended June 30, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates, assuming no valuation allowance.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net loss per diluted share is set forth below for the three and six months ended June 30, 2024 and 2023:

	For the Three Months Ended
	June 30, 2024			June 30, 2023
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(1)	$27	107,779	$0.00	$(40,487)	105,079	$(0.39)
Assumed exchange of shares(2)	(36)	—		(167)	428
Net loss	(9)			(40,654)
Adjustments to arrive at adjusted loss before taxes(3)	(18,639)			8,370
Adjusted loss before taxes	(18,648)			(32,284)
Adjusted income tax benefit(4)	4,830			8,362
Adjusted net loss	$(13,818)	107,779	$(0.13)	$(23,922)	105,507	$(0.23)

(1)	Represents net income (loss) attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the three months ended June 30, 2024, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% for the three months ended June 30, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Six Months Ended
	June 30, 2024			June 30, 2023
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(50,190)	106,755	$(0.47)	$(66,420)	101,760	$(0.65)
Assumed exchange of shares(2)	(87)	205		(286)	428
Net loss	(50,277)			(66,706)
Adjustments to arrive at adjusted loss before taxes(3)	8,413			15,521
Adjusted loss before taxes	(41,864)			(51,185)
Adjusted income tax benefit(4)	10,843			13,257
Adjusted net loss	$(31,021)	106,960	$(0.29)	$(37,928)	102,188	$(0.37)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% for the six months ended June 30, 2024 and 2023, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates, assuming no valuation allowance.